EXHIBIT 99.1

Provident Community Bancshares Reports Fourth Quarter and Year End Results

ROCK HILL, S.C., Feb. 18, 2009 (GLOBE NEWSWIRE) -- Provident Community Bancshares, Inc. (Nasdaq:PCBS) (the "Corporation") reported operating results for the three and twelve months ended December 31, 2008. The net loss for the fourth quarter of 2008 was $1.4 million compared to net income of $213,000 for the fourth quarter of 2007. Net loss per share was ($0.81) per share (diluted) for the fourth quarter of 2008, versus net income of $0.12 per share (diluted) for the fourth quarter of 2007. The decrease in net income for the period was due primarily to declining interest rates along with an increase in the provision for loan losses due to loan growth and the increase in nonperforming assets, offset by an increase in noninterest income and a reduction in noninterest expense. The net loss for the twelve months ended December 31, 2008 was $397,000, or $0.22 per share (diluted) compared to net income of $2.2 million, or $1.19 per share (diluted), for the same period in 2007.

The Corporation also announced that it had received preliminary approval to sell $9.3 million in preferred stock to the U.S. Treasury Department through its Capital Purchase Program. "This capital injection will enhance our capacity to support our markets through expanded lending activities and economic development," said Dwight V. Neese, President and CEO. "Although our bank was well-capitalized by all regulatory standards as of our most recent filing, the new capital will strengthen our balance sheet and provide us more flexibility."

At December 31, 2008, assets totaled $434.2 million, an increase of $26.6 million, or 6.5% from $407.6 million at December 31, 2007. Net loans receivable increased $22.2 million, or 8.6%, during the period to $278.7 million at December 31, 2008, compared to $256.5 million at December 31, 2007. Growth in lower cost transaction accounts and time deposits resulted in deposits increasing 13.5% to $306.8 million at December 31, 2008 compared to $270.4 million at December 31, 2007. Investments and mortgage-backed securities at December 31, 2008, decreased 7.5% to $102.8 million from $111.2 million at December 31, 2007. Shareholders' equity decreased $3.4 million, or 12.4%, to $23.9 million at December 31, 2008 from $27.3 million at December 31, 2007 due to a net loss of $397,000, a $1.9 million increase in unrealized losses on securities available for sale, the payment of $821,000 in dividends and $$345,000 used to repurchase shares of the Corporation's common stock.

Dwight V. Neese commented, "It is an understatement to say that 2008 was a very challenging year for our bank as well as the entire industry. While the consensus of economists is that 2009 will be equally challenging for the U.S. economy and especially for the banking industry, we will continue to focus on the basics of community banking. While we believe that the downturn in the housing industry in our markets has not been as severe as the weaknesses in certain other markets in the Southeast, we have a very realistic view of the challenges that we need to overcome to manage the increased risk associated with our loan portfolio. As we move through this economic cycle, our focus will be to reposition our bank to prosper and to continue our long term goal of creating shareholder value."

Nonperforming assets were $16.7 million as of December 31, 2008, or 3.8% of total assets, as compared to $3.2 million at December 31, 2007, an increase of $13.5 million. The downturn in the residential housing market was the primary factor leading to the deterioration in these loans. Management has allocated specific reserves to these and other nonperforming assets that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

The Corporation reduced the quarterly cash dividend from $0.115 to $0.03 per share and declared a quarterly cash dividend of $0.03 per share payable on February 16, 2009 to shareholders of record on January 30, 2009. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine banking centers in the upstate and western piedmont region of South Carolina and offers a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Global Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

The Provident Community Bancshares, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4963

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation's performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and twelve months ended December 31, 2008, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

                         Financial Highlights

          (Unaudited) ($ in thousands, except per share data)

                            Three Months Ended     Twelve Months Ended
                               December 31,            December 31,
                           --------------------   --------------------
 Income Statement Data        2008       2007        2008       2007
                           --------------------   --------------------

   Net interest income     $   2,217  $   2,599   $   9,579  $  10,795
   Provision for
    loan losses                2,920        801       4,210      1,066
                           --------------------   --------------------
   Net interest income
    (loss) after loan
    loss provision             (703)      1,798       5,369      9,729
   Non-interest income           888        845       3,684      3,162
   Non-interest expense        2,518      2,509      10,046     10,167
   Income tax expense
    (benefit)                  (894)       (79)       (596)        534
                           --------------------   --------------------
   Net income (loss)       ($ 1,439)  $     213   ($   397)  $   2,190
                           ====================   ====================
   Income/(loss) per
    share: basic           ($  0.81)  $    0.12   ($  0.22)  $    1.21
                           ====================   ====================
   Income/(loss) per
    share: diluted         ($  0.81)  $    0.12   ($  0.22)  $    1.19
                           ====================   ====================
   Weighted Average
    Number of Common
    Shares Outstanding
   Basic                   1,786,203  1,795,578   1,784,412  1,810,916
   Diluted                 1,787,928  1,829,345   1,790,545  1,846,980
   Cash dividends
    per share              $   0.115  $   0.115   $    0.46  $   0.455

                                              At                 At
 Balance Sheet Data                        12/31/08           12/31/07
                                         -----------------------------

   Total assets                          $  434,218         $  407,641
   Cash and due from banks                   21,370             11,890
   Investment securities                    102,848            111,187
   Loans                                    285,443            259,831
   Allowance for loan losses                  6,778              3,344
   Deposits                                 306,821            270,399
   FHLB advances and other borrowings        88,505             93,631
   Junior subordinated debentures            12,372             12,372
   Shareholders' equity                      23,924             27,313
   Common shares outstanding              1,787,092          1,794,866
   Book value per share                  $    13.39         $    15.22
   Equity to assets                           5.51%              6.70%
   Total loans to deposits                   93.03%             96.09%
   Allowance for loan losses to
    total loans                               2.37%              1.29%

   Asset Quality
   Nonperforming loans                   $   16,001         $    2,337
   Other real estate owned                      667                856
                                         -----------------------------
       Total nonperforming assets            16,668              3,193
   Net loan charge-offs                         786                476

CONTACT:  Provident Community Bancshares, Inc.
          Dwight V. Neese, President & CEO
          803.980.1863